Exhibit 99.1

Avatar Systems Among Titan Fast 50 Companies

DALLAS, Aug. 17 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (OTC Bulletin Board: AVSY) has been selected by the Metroplex Technology Business Council (MTBC), the region’s most prominent organization supporting technology, for the Titan Fast 50 Award. The Titan Fast 50 recognizes the fifty fastest growing technology companies in the Dallas-Fort Worth area. The award is based on percentage revenue growth over five years (2000 to 2004) as well as percentage revenue growth over one year (2003-2004). The formal awards ceremony and dinner will be held on Friday, August 19th at the Charles W. Eisemann Center in Richardson, Texas.

Chuck Shreve, President and CEO of Avatar Systems, remarked, “We are pleased to be recognized by the MTBC with the Titan Fast 50 Award. Our employees have worked hard to deliver superior software products to our customers. We expect continued growth in the years ahead.”

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry as well as Document Management Imaging Solutions for all vertical markets. Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company’s Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

SOURCE  Avatar Systems, Inc.
          -0-                                        08/17/2005
          /CONTACT:  The Eversull Group, +1-972-991-1672, or fax, +1-972-991-7359, or jack@theeversullgroup.com , for Avatar Systems, Inc./
          /Web site:  http://www.avatarsystems.net /
          (AVSY)